

BULLION MONARCH MINING, INC.

The Biggest Little Mining Company in the World

ABOUT BULLION

Bullion Monarch Mining is the successor to Bullion Monarch, which was originally formed over sixty years ago, primarily as an exploration company with precious metals interest in Northern Nevada. Bullion Monarch (OTC-BULM) is currently involved in establishing and developing mining properties in multiple industries worldwide. Bullion derives revenue from joint ventures, retained royalties, technology sales and land sales. Revenue produced from these activities allows Bullion to finance other potentially profitable mining projects without excessive dilution and the burden of debt. Bullion Monarch Mining is a rare junior mining company that self-finances projects, is profitable, and is completely debt free.

REVENUE PRODUCING PROJECTS

LEEVILLE MINE

Leeville is a property located in Nevada's world famous Carlin Gold Trend. Bullion's interest in this property consists of a 1% net smelter return royalty from Newmont Mining (NEM). Royalty payments from Newmont originate from underground mining operations at the Leeville Mine as well as production from the East Ore Body Mine. Royalties have come from the core area of approximately five square miles but, depending on the outcome of ongoing litigation, could include a surrounding area of up to 256 square miles. Royalty payments for the fiscal year ended April 30th, 2009 were approximately USD $4 million.

NORTH PIPELINE

This property is located in Northeastern Nevada in the heart of the prolific gold producing Cortez Trend. Bullion Monarch receives a royalty from Nevada Rae Gold who mines the surface alluvial deposits. Bullion has retained rights to the bedrock underlying the surface. Bullion plans to search for gold deposits in the subsurface bedrock with exploration drilling in the near future.


EAST ORE BODY AND LEEVILLE
EASTERN NEVADA/NORTH AREA
Bootstrap Pit
Saddle Pit
Tara Pit
Barrick Miekle Mine
Barrick Post/ Betze Pit
NMC Deep Post Underground
North Star Pit
Deep Star Underground
Bobcat Pit
Blue Star Genesis Pit
Sold Pit
Beast Pit
Leeville Underground
Latern Pit
North of West Pit
Carlin UG
Carlin Pit
Pete Pit
KEY
Carlin Trend
Bullion Monarch Mining Sections:
NUMBERS INDICATE LAND SECTIONS

MAY 2009

TO INVEST IN BULLION MONARCH MINING

OTC-BULM	
Outstanding Shares	38,424,210

Bullion Monarch Mining Inc.

A DIFFERENT KIND OF COMPANY

- 11 consecutive quarters of profitability
- Completely debt-free
- Self-financing current projects
- Stable and long-term revenue stream
- Buying back shares, over 2 million FY 2009
- Incredible growth potential
- Successful track record of project discovery
- Well positioned with both gold and oil interests

Website: www.**bullionmm**.com



EXCITING NEW PROJECTS

UTAH OIL SHALE

Through its 80% owned subsidiary, EnShale Inc., Bullion Monarch is pursuing a mining project in Eastern Utah to extract oil from massive oil shale deposits. Key to the success of this project lies with EnShale developing a commercial extraction process using proprietary technology. Oils shale development represents one of the biggest economic opportunities in energy production from natural resources. Acquiring oil shale land positions and proving its economically viable extraction and production technology are the Company's highest priorities. EnShale will be operating a new pre-production plant during the summer of 2009. Additional information on this project, including production price targets and revenue projections can be found by visiting www.enshale.com or by contacting the Company.

BRAZIL GOLD MINING PROJECTS

Bullion Monarch recently entered into an agreement with Dourave Canada to purchase a 1/3 interest in two very promising gold mining properties in Brazil, Bom Jardim and Bom Jesus. Preliminary drill results from these properties, along with encouraging geology, geochemistry and geophysical studies have led Bullion to commit to further exploration over the next two years.

MAGGIE CREEK

Bullion Monarch has a 3% net smelter return royalty agreement with Newmont Mining on this property. The Maggie Creek Property is located in Eureka County, Nevada approximately seven miles north of Carlin. It lies just south of Newmont's Gold Quarry deposit and on-strike southeast in a straight line from Newmont's Tusc Pit to the Mac Pit to the Gold Quarry Mine.

SUMPTER OREGON

Bullion Monarch mining owns a 10% interest in Gold Mountain Exploration and Development Company with a property near Sumpter, Oregon. This property has a reported contained gold resource of 715,000 ounces of gold and gold equivalent. Approximately $10 million of exploration work, including 62,500 feet of core drilling, has been done to identify and locate these deposits.

OPHIR UTAH

Bullion owns a 100% interest in five patented claims located in Toole County, Utah. These claims are located approximately 10 miles southwest of Kennecott's Bingham Copper Mine. American Barrick's Mercur mine is located approximately four miles to the west of these claims in the productive Ophir Silver Mining District. Kennecott has recently shown an interest in the property.

INVESTOR RELATIONS

For public and media inquiries, please contact the Corporate Office at (801) 426-8111 or visit the Company's website at www.bullionmm.com.

The Company's financial information has been filed with the Securities and Exchange Commission and can be accessed at EDGAR at www.sec.gov/edgar.

STOCK EXCHANGE DATA

BULM on OTC Bulletin Board.

Transfer agent:
OTC Stock Transfer, Inc.
231 East 2100 South, Suite F
Salt Lake City, UT 84115

(801) 485-5555

www.otcstock.net

CORPORATE OFFICES

299 East 950 South
Orem, UT 84058

Phone 801/426/8111
FAX 801/426/8555

Website: www.**bullionmm**.com